EXHIBIT 10.12

Executed Version
June 8, 2019

Rich Denness
1600 Broadway
Suite 700
Denver, CO 80202

Dear Rich,

We are pleased to offer you the position of Chief Strategy Officer at Option Care Enterprises, under the management of John Rademacher, the Chief Executive Officer, following the closing of the combination of Option Care Enterprises and BioScrip (the "Merger"). This offer is conditioned upon the Merger and you would start in this position effective upon the completion of the Merger. Below are the terms of our offer:

Base Salary: Your salary will be $360,000 less all applicable tax withholdings and benefit deduction s.
Annual Bonus Target: Your annual incentive opportunity for the portion of the 2019 plan year prior to the Merger will be paid pursuant to the merger agreement. Beginning with the portion of the 2019 fiscal year following the Merger, you will be eligible for an annual bonus target of 75% of base salary ($270,000), prorated based on your official start date, and on the same criteria as other senior executives of Option Care. These terms will be evaluated and determined by the Compensation Committee after the Merger.

Equity Awards: Assuming the merger between Option Care and BioScrip is finalized, at the first Compensation Committee Meeting after the close of the transaction, you will be awarded a Long Term Incentive (LTI) equity grant consisting of time-vesting Restricted Stock Units with respect to number of shares of common stock of BioScrip Inc. having a value of $250,000 at the time of grant (the "Sign-on Award"). Your Sign-on Award will fully vest on the first anniversary of the Merger, subject to continued employment through such date or earlier termination of your employment by Option Care without Cause, your resignation with Good Reason, or following your death or Disability (each as defined in the long-term incentive plan documents). If you voluntarily resign from the Company without Good Reason prior to the one-year anniversary of the deal closing or are terminated for Cause, the RSUs would be forfeited.

Going forward, the Compensation Committee will evaluate the appropriate LTI awards and terms to align and integrate the combined business and incent the Executive Team, and therefore, at this time, there is no guarantee of minimum future grant size, incentive components or vesting terms provided, however, that to the extent any such going-forward equity or equity-based awards are granted to the Executive Team, you shall participate at the time or times, in the amounts and/or at levels, and under terms and conditions, in each case substantially commensurate with those provided to such other members of the Executive Team.

Change in Control and "Good Reason" Severance Protections: You will receive a cash Retention Bonus equal to $648,000 on the first anniversary of the Merger if you are employed on such date, or experience an involuntary termination (i.e., termination by Option Care without Cause, resignation with Good Reason, death/ disability). The Retention Bonus will be forfeited if you voluntarily resign from employment other than with Good Reason. Notwithstanding the forgoing, in the event of a change in control (for the purposes of the equity incentive plan of the Company) prior to the first anniversary of the Merger, the Retention Bonus will be paid out in full within 30 days of the change of control. Eligibility to receive the Retention Bonus is expressly conditioned upon your waiver of any right to receive severance payments or benefits under the Offer Letter and the Severance Agreement attached thereto (as modified from time to time, including the addendum on June 11, 2018).
"Good Reason " shall mean a resignation of your employment with Option Care following (a) a reduction in base salary, (b) material diminution in duties, responsibilities, or authorities from the Chief Strategy Officer role, (c) a change in title from the Chief Strategy Officer title, (d) a requirement to change primary work location outside of your home office, or (e) no longer reporting to the CEO, provided that you give notice to Option Care of your resignation with Good Reason within 30 days of any such event, Option Care fails to cure such events within 10 days of such notice, and your resignation is effective immediately upon such failure to cure.

Additionally, upon your termination of employment by the Company without Cause, but not due to death or Disability, at any time following the first anniversary of the Merger, subject to your execution and non-revocation of the Company' s standard release of claims within forty-five (45) days of such termination, you will be entitled to the sum of (a) your annual base salary, plus (b) a pro rata bonus for the fiscal year in which such termination occurs, which sum shall be payable in accordance with the normal payroll process, until 12 months from the date of such termination, and (c) should you choose to elect COBRA coverage for any Company Group Health Plan coverage you have with the Company at the time of termination, the Company will subsidize a portion of your medical premium for twelve (12) months, in order to continue healthcare coverage at active employee rates, provided you make timely premium payments and maintain your cover age.
"Cause" shall mean any of the following: (a) your gross negligence, insubordination, or intentional misconduct in connection with the performance of your job duties, (b) your conviction of, or plea of guilty or nolo contendere to, any felony or crime involving moral turpitude, (c) your violation of Option Care' s substance abuse policy, (d) your breach of any material provision of this or any other agreement between you and Option Care (or prior to the merger with BioScrip), which breach is not cured within 30 days following written notice of the breach by the Company, or (e) your intentional or willful violation of any rule or regulation of any government agency, or self regulatory body, applicable to Option Care' s business. For the avoidance of doubt, this definition of "Cause" will not apply to any other post-Merger equity or other compensation arrangements entered into or offered by Option Care.

"Disability" shall have the meaning set forth in the Company's then-current long-term disability benefit program.
Employee Benefits: You will continue to be eligible to participate in such Company employee benefit plans and policies, and to receive such other fringe benefits, as the Company may in its discretion make available to its employees generally, subject to all present and future terms and conditions of such benefit plans and other fringe benefits. These plans and benefits may change at any time, for any reason, with or without notice, by the Company.

Section 409A: The intent of the parties is that payments and benefits under this offer letter comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this offer letter shall be interpreted to be in compliance therewith. Each payment under this letter shall be treated as a separate payment for purposes of Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes "nonqualified deferred compensation" upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this offer letter, references to a "termination," "termination of employment" or like terms shall mean "separation from service." Notwithstanding anything to the contrary in this Agreement, if on the date of termination you are deemed to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered "nonqualified deferred compensation" under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service", and (B) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Agreement (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

This offer is not a contract of employment, but merely an explanation of the offer. Employment at Option Care Enterprises is at will, for no definite term, and is subject to Option Care's policies, which can be changed from time to time.

If you would like to accept this offer of employment, please sign your name on the line below, fill in the date, and return the signed letter via email. Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this offer letter.

Rich, we believe you will make a significant contribution to the newly combined organization and help to make the new company an exciting and dynamic place to work.

We look forward to the opportunity to welcome you to Executive Leadership Team.

Sincerely,

/s/ Mike Rude

Mike Rude
Senior Vice President & Chief Human Resources Officer
Mike.rude@optioncare.com

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Name: /s/ Rich Denness Date: June 10, 2019